                                                                    Exhibit 99.1

[PRO-FAC COOPERATIVE, INC. LOGO]                          Contacts:
                                                          Bea Slizewski
                                                          585-264-3189


                   PRO-FAC REPORTS SECOND QUARTER FISCAL 2004

Rochester, N.Y., February 10, 2004...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, today reported its second quarter results for fiscal 2004.

For the quarter ended December 27, 2003, Pro-Fac had net income of $3.6 million. This consisted primarily of income recognized from Pro-Fac's investment in Agrilink Holdings, LLC and the proceeds of termination payments received as part of the terms of the termination agreement between Pro-Fac and Birds Eye Foods, Inc.

This press release may contain predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements as of the date of this press release. These risks include, but are not limited to, the impact of weather on the volume and quality of raw products, the impact of strong competition in the food industry, including competitive pricing, the impact of changes in consumer demand and Pro-Fac's ability to service debt. Please refer to Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 28, 2003, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Pro-Fac with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

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